EXHIBIT 10oo
SPECIAL RESTRICTED STOCK UNIT AWARD AGREEMENT
This Agreement is entered into as of March 1, 2025, between Northwest Natural Holding Company, an Oregon corporation (the “Company”), and __________ (“Recipient”).
On February __, 2025, the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) awarded restricted stock units, effective March 1, 2025, to Recipient pursuant to Section 6 of the Company’s Long Term Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.Grant of Restricted Stock Units; Dividend Equivalents. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient 6,297 restricted stock units (the “RSUs”). The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Recipient one share of Common Stock of the Company (a “Share”) for each RSU. Upon vesting of each RSU, the Company also agrees to make a dividend equivalent cash payment with respect to each vested RSU in an amount equal to the total amount of dividends paid per share of Company Common Stock for which the dividend record dates occurred after the date of this Agreement and before the date of delivery of the underlying Shares. The RSUs are subject to forfeiture as set forth in Section 2.8 below.
2.Vesting; Forfeiture Restriction.
2.1Vesting Schedule. All of the RSUs shall initially be unvested. Subject to Sections 2.2, 2.3, 2.8 and 5.2, the RSUs shall vest as follows:
(a)one-third of the RSUs shall vest on March 1, 2026;
(b)an additional one-third of the RSUs shall vest on March 1, 2027;
(c)the remaining one-third of the RSUs shall vest on March 1, 2028.
2.2Effect of Death or Disability. If Recipient’s employment by the Company or any parent or subsidiary of the Company (the “Employer”) terminates because of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”)), all outstanding RSUs shall immediately vest. For avoidance of doubt, Recipient’s employment with the Employer will not be deemed terminated for purposes of this Agreement if Recipient remains employed by the Company or a parent or subsidiary of the Company.
2.1CIC Acceleration. CIC Acceleration if Party to a Severance Agreement. If Recipient is a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, all outstanding RSUs shall immediately vest if Recipient becomes entitled to a Change in Control Severance Benefit (as defined below). A “Change in Control Severance Benefit” means the severance benefit provided for in Recipient’s Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Agreement only if, under the terms of Recipient’s Change in Control Severance Agreement, Recipient becomes entitled to the severance benefit (a) after a change in control of the Company has occurred, (b) because Recipient’s employment with the Employer has been terminated by Recipient for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by the Employer other than for cause, and (c) because Recipient has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for Recipient to become entitled to receive the severance benefit. For purposes of this Section 2.1, the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings set forth in Recipient’s Change in Control Severance Agreement.
2.2CIC Acceleration if Not a Party to a Severance Agreement. If Recipient is not a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, all outstanding RSUs shall immediately vest if a Change in Control (as defined in Section 2.3 below) occurs and at any time after the earlier of Shareholder Approval (as defined in Section 2.4 below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (a) Recipient’s employment is terminated by the Employer (or its successor) without Cause (as defined in Section 2.5 below), or (b) Recipient’s employment is terminated by Recipient for Good Reason (as defined in Section 2.6 below).
2.3Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)    The consummation of:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(2)    any consolidation, merger, plan of share exchange or other transaction involving Northwest Natural Gas Company (“NW Natural”) as a result of which the Company does not continue to hold, directly or indirectly, at least 50% of the outstanding securities of NW Natural ordinarily having the right to vote for the election of directors; or
(3)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company or NW Natural; or
(b)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(c)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company or NW Natural) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities, but disregarding any Voting Securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the Voting Securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such Voting Securities, including those previously subject to a SEC Schedule 13G filing.
2.4Shareholder Approval. For purposes of this Agreement, “Shareholder Approval” shall be deemed to have occurred if the shareholders of the Company approve an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control.
2.5Cause. For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure by Recipient to perform substantially Recipient’s assigned duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Recipient by the Employer which specifically identifies the manner in which Recipient has not substantially performed such duties, (b) willful commission by Recipient of an act of fraud or dishonesty resulting in economic or financial injury to the Company or the Employer, (c) willful misconduct by Recipient that substantially impairs the business or reputation of the Company or the Employer, or (d) willful gross negligence by Recipient in the performance of his or her duties.
2.6Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances, but only if (x) Recipient gives notice to the Employer of Recipient’s intent to terminate employment for Good Reason within 30 days after the later of (1) notice to Recipient of such circumstances, or (2) the Change in Control, and (y) such circumstances are not fully corrected by the Employer within 90 days after Recipient’s notice:
(a)the assignment to Recipient of a different title, job or responsibilities that results in a decrease in the level of Recipient’s responsibility; provided that Good Reason shall not exist if Recipient continues to have the same or a greater general level of responsibility for the former Employer operations after the Change in Control as Recipient had prior to the Change in Control even though such responsibilities have necessarily changed due to the former Employer operations becoming a subsidiary or division of the surviving company;
(b)a reduction by the Employer in Recipient’s base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(c)the failure by the Employer to continue in effect any employee benefit or incentive plan in which Recipient is participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or plans providing

Recipient with at least substantially similar benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by the Employer which would adversely affect Recipient’s continued participation in any of such plans on at least as favorable a basis to Recipient as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce Recipient’s benefits in the future under any of such plans or deprive Recipient of any material benefit enjoyed by Recipient immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(d)the failure by the Employer to provide and credit Recipient with the number of paid vacation days to which Recipient is then entitled in accordance with the Employer’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control; or
(e)the Employer’s requiring Recipient to be based more than 25 miles from where Recipient’s office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which Recipient undertook on behalf of the Employer prior to the earlier of Shareholder Approval, if applicable, or the Change in Control.
2.7Forfeiture; Possible Restoration. If Recipient ceases to be employed by the Employer for any reason or for no reason, with or without cause, other than because of death or physical disability (within the meaning of Section 22(e)(3) of the Code), any RSUs that did not vest pursuant to this Section 2 or Section 5.2 at or prior to the time of such termination of employment shall be forfeited to the Company; provided, however, that if Recipient’s employment is terminated by the Employer without Cause or by the Recipient for Good Reason after Shareholder Approval but before a Change in Control, any RSUs that are forfeited under this sentence shall be restored to the Recipient and vested if a Change in Control subsequently occurs within two years.
3.Delivery. Subject to applicable tax withholding, on a date (a “Payment Date”) as soon as practicable after any of the RSUs become vested, the Company shall deliver to Recipient the number of Shares underlying the RSUs that vested (rounded down to the nearest whole share) and the dividend equivalent cash payment determined under Section 1 with respect to the number of Shares that are delivered.
4.Tax Withholding.
4.1Recipient acknowledges that, on any Payment Date when Shares are delivered to Recipient, the Value (as defined below) on that date of the Shares so delivered (as well as the amount of the related dividend equivalent cash payment) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Employer will be required to withhold taxes on these income amounts. To satisfy the required withholding amount, the Employer shall first withhold all or part of the dividend equivalent cash payment, and if that is insufficient, the Employer shall withhold the number of Shares having a Value equal to the remaining withholding amount. For purposes of this Section 4, the “Value” of a Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the date on which the Share is treated for federal income tax purposes as transferred to Recipient.

4.2If the Employer is required to withhold FICA taxes with respect to the RSUs prior to the time the shares underlying the RSU otherwise become payable, Recipient shall, immediately upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy applicable FICA withholding requirements. If Recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable to Recipient, including salary, subject to applicable law. Alternatively, the Employer may, in its sole discretion, choose to treat the FICA withholding as a loan to Recipient on terms determined by the Employer and communicated to Recipient.
4.3Notwithstanding Section 4.1, Recipient may elect not to have Shares withheld to cover taxes by giving notice to the Employer in writing prior to the Payment Date, in which case the Shares shall be issued or acquired in Recipient’s name on the Payment Date thereby triggering the tax consequences, but the Company shall retain the certificate for the Shares as security until Recipient shall have paid to the Company in cash any required tax withholding not covered by withholding of the dividend equivalent cash payment.
5.Sale of the Company. If there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:
5.1the unvested RSUs shall be converted into restricted stock units for stock of the surviving or acquiring corporation in the applicable transaction, using the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the Company’s Common Stock following the applicable transaction, or, if there was no exchange rate, taking into account the relative values of the companies involved in the appliable transaction, and disregarding fractional shares with the amount and type of shares subject to thereto to be conclusively determined by the Committee; or
5.2the unvested RSUs shall be converted into a cash payment obligation of the surviving or acquiring corporation in an amount equal to the proceeds a holder of the underlying shares would have received in proceeds from such transaction with respect to those shares, plus the related dividend equivalent cash payment with respect to the underlying Shares; or
5.3all of the unvested RSUs shall immediately vest and the underlying Shares and related dividend equivalent cash payment shall be delivered simultaneously with the closing of the applicable transaction such that Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.
6.Changes in Capital Structure. If, prior to the full vesting of all of the RSUs granted under this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested RSUs so that Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
7.Recoupment. This award shall be subject to recoupment as provided in the Company’s Code of Conduct and the Company’s Compensation Recovery Policy as in effect on the date hereof, as each may be amended, restated, or modified from time to time.
8.Approvals. The obligations of the Company under this Agreement are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.
9.No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Employer or to continue to provide services to the Employer or to interfere in any way with the right of the Employer to terminate Recipient’s services at any time for any reason, with or without cause.
10.Miscellaneous.
10.1Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.
10.2Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at 250 SW Taylor Street, Portland, Oregon, 97204, or to the Employer, Attention: Corporate Secretary, at its principal executive offices, or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
10.3Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.
10.4Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
10.5Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

11.Section 409A.
11.1The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, or otherwise be exempt from Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A:
(a)Recipient shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Recipient would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A;
(b)Amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Recipient and the Company during the six (6) month period immediately following Recipient’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Recipient’s separation from service (or, if earlier, Recipient’s date of death);
(c)Any payment that will be in compliance with Section 409A only if payable under designations permitted by Treas. Reg. Section 1.409A-3(c), or only if payable upon termination of a deferred compensation plan pursuant to Treas. Reg. Section 1.409A-3(j)(iv), shall be made only in compliance with such regulations;
(d)Any payment that will be in compliance with Section 409A only if payable upon a change in control event within the meaning Treas. Reg. Section 1.409A-3(i)(5) shall be made only in compliance with such regulation; and
(e)If any severance amount payable under any other agreement that Recipient may have a right or entitlement to as of the date of this Agreement constitutes deferred compensation under Section 409A, then the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other agreement.
11.2The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Recipient understands and agrees that Recipient shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Recipient on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
NORTHWEST NATURAL HOLDING COMPANY

By
Justin B. Palfreyman
Title    President

RECIPIENT: